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                                                             EXHIBIT (a)(1)(iii)


E-mail or US Mail

To:     Eligible Micrel Employees
From:   Andrea Belanger
Date:   November 8, 2002

Dear Micrel Employees:

    Pursuant to Ray's announcement earlier today, below is a link to our Stock Option Exchange Program site that contains details about the Program. This site contains copies of the Offer to Exchange Certain Outstanding Options and Election Concerning Exchange of Stock Options form as well as communications regarding the Program. For those of you who do not have e-mail access, these are the same documents that are being included in your Stock Option Exchange Program package that is being distributed to you today. Read the information provided and, as advised in the announcement, carefully consider your decision. If you wish to participate in this program, your Election Concerning Exchange of Stock Options form must be received by myself (Andrea Belanger, Stock Administrator), no later than 5:00 p.m. Pacific Standard Time on Wednesday, December 11, 2002, unless this offer is extended.

    If you have further questions after reading the Offer to Exchange Certain Outstanding Options and the Election Concerning Exchange of Stock Options form, you are invited to send your questions to me (Andrea Belanger, Stock Administrator of Micrel) by internal mail, facsimile (408) 435-2400 or via US Mail to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131 or to our internal e-mail address: andrea.belanger@micrel.com, and a response will be delivered back to you.

    You can view the Option Exchange Web Site through your web browser at: http://topaz/intranet. Go to "Stock Administration", then "Option Exchange Program."

    The website will allow you to view the following documents:

* Frequently Asked Questions (Summary Term Sheet)
* Offer to Exchange
* Election Form (can be printed and sent via internal mail, facsimile or via US
  Mail)
* Withdrawal Form (can be printed and sent via internal mail, facsimile or via US Mail)
* Communication from Raymond D. Zinn, CEO & President, dated November 8, 2002
* Communication from Andrea Belanger dated November 8, 2002




                                       Sincerely,


                                         Andrea Belanger


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